Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175772
PROSPECTUS

Broadcom Corporation

Offer to Exchange
$300,000,000 aggregate principal amount of 1.500% Senior Notes due 2013

(CUSIPs 111320AA5 and U11086AA0)
for
$300,000,000 aggregate principal amount of 1.500% Senior Notes due 2013
(CUSIP 111320AB3)
that have been registered under the Securities Act of 1933, as amended
and
$400,000,000 aggregate principal amount of 2.375% Senior Notes due 2015
(CUSIPs 111320AC1 and U11086AB8)
for
$400,000,000 aggregate principal amount of 2.375% Senior Notes due 2015
(CUSIP 111320AD9)
that have been registered under the Securities Act of 1933, as amended

The exchange offers will expire at 5:00 p.m., New York City time, on September 28, 2011, unless we extend or earlier terminate the exchange offers.

We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the “exchange offers”), to exchange (i) up to $300,000,000 aggregate outstanding principal amount of our 1.500% Senior Notes due 2013 that have been registered under the Securities Act of 1933, as amended, (the “Securities Act”), which we refer to as the “new 2013 notes,” for a like aggregate principal amount of our outstanding 1.500% Senior Notes due 2013, which we refer to as the “old 2013 notes”; and (ii) up to $400,000,000 aggregate outstanding principal amount of our 2.375% Senior Notes due 2015 that have been registered under the Securities Act, which we refer to as the “new 2015 notes,” for a like aggregate principal amount of our outstanding 2.375% Senior Notes due 2015, which we refer to as the “old 2015 notes.” The $300,000,000 aggregate principal amount of old 2013 notes and the $400,000,000 of old 2015 notes were issued under the indenture, dated as of November 1, 2010, as supplemented by a supplemental indenture, dated as of November 1, 2010 (as so supplemented, the “indenture”). Collectively, we refer to the old 2013 notes and the old 2015 notes as the “old notes” and we refer to the new 2013 notes along with the new 2015 notes as the “new notes.”

Terms of the exchange offers:

•	On the terms and subject to the conditions of the exchange offers, we will exchange each series of new notes for the respective series of all the outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offers.

•	The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes will not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offers.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offers to satisfy your registration rights as a holder of old notes.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 120 days from the date the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 10 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the new notes in any jurisdiction where it is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of the material terms of certain business and financial documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Broadcom Corporation, 5300 California Avenue, Irvine, California 92617-3038, Attention: General Counsel, Telephone: (949) 926-5000. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offers.

MARKET AND INDUSTRY DATA

This prospectus and the documents we incorporate by reference contain information related to industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management’s understanding of industry conditions, and such information has not been verified by any independent sources.

i

WEBSITE

The information contained on or that can be accessed through the websites of Broadcom or its subsidiaries is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding old notes for new notes.

ADDITIONAL INFORMATION

The company was incorporated under the laws of the State of California in 1991. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “BRCM.” Our principal executive offices are located at 5300 California Avenue, Irvine, California 92617-3038 and our telephone number is (949) 926-5000. Our internet address is www.broadcom.com. The contents of our website are not a part of this prospectus.

FORWARD LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus and the documents it incorporates, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Sections of this prospectus, including under the heading “Risk Factors,” our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 and June 30, 2011, and other Securities and Exchange Commission filings discuss certain factors that may cause such a difference for Broadcom as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this prospectus speak only as of this date and we undertake no obligation to revise or update publicly any forward-looking statement, to reflect future events or circumstances.

ii

SUMMARY

This summary contains a general summary of the information contained in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus. The new notes will be issued by Broadcom Corporation, a California corporation (“Broadcom” or the “Issuer”). Except where otherwise noted in this prospectus, the words “company,” “we,” “our,” “ours” and “us” refer to Broadcom Corporation and all of its subsidiaries. With respect to the discussion of the terms of the notes on the cover page and in the sections entitled “Summary” and “Description of the New Notes,” the “company,” “we,” “our” and “us” refer only to Broadcom Corporation. The 1.500% Senior Notes due 2013, together with the 2.375% Senior Notes due 2015 are sometimes referred to herein as the “notes,” which term, except with respect to discussions of income tax consequences and unless the context otherwise requires, includes the new notes and the old notes of each series.

Broadcom Corporation

Broadcom Corporation is a global leader and innovator in semiconductors solutions for wired and wireless communications. Our products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions. Our diverse product portfolio includes:

•	Broadband Communications (Solutions for the Home) — Highly integrated solutions for the connected home, including set-top-boxes and media servers, residential gateways, home networking, femtocells, high definition TV platforms, consumer electronic products and digital video recorders (DVRs).

•	Mobile & Wireless (Solutions for the Hand) — Low-power, high-performance and highly integrated solutions powering the mobile ecosystem, including Wi-Fi and Bluetooth, cellular modems, personal navigation and global positioning, near field communications, multimedia and application processing, and mobile power management solutions.

•	Infrastructure & Networking (Solutions for Infrastructure) — Highly integrated solutions for carriers, service providers, enterprises, small-to-medium businesses and data centers for network infrastructure needs, including switches and physical layer (PHY) devices for local, metropolitan, wide area and storage networking; switch fabric solutions; and high-speed controllers.

Broadcom was incorporated in California in August 1991. Our principal executive offices are located at 5300 California Avenue, Irvine, California 92617-3038, and our telephone number at that location is (949) 926-5000. Our Internet address is www.broadcom.com. Information contained in our website is not incorporated by reference into and does not form any part of this prospectus.

The Exchange Offers

Old Notes	$300,000,000 aggregate principal amount of 1.500% old notes due 2013.

$400,000,000 aggregate principal amount of 2.375% old notes due 2015.

New Notes	Up to $300,000,000 aggregate principal amount of 1.500% new notes due 2013.

Up to $400,000,000 aggregate principal amount of 2.375% new notes due 2015.

Each series of new notes has been registered under the Securities Act.

The form and the terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

Exchange Offers for Notes	We are offering to exchange each series of new notes of the applicable series for a like principal amount of old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction consummated in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offers will expire at 5:00 p.m., New York City time, on September 28, 2011, unless we extend or earlier terminate the exchange offers. By tendering your old notes, you represent to us that:

• you are neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for your own account;

• any new notes you receive in the exchange offers are being acquired by you in the ordinary course of your business;

• at the time of the commencement of the exchange offers, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive; for further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offers at any time prior to 5:00 p.m., New York City time, on September 28, 2011, unless we extend or earlier terminate the exchange offers. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offers. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offers — Terms of the Exchange Offers; Period for Tendering Old Notes” and “The Exchange Offers — Withdrawal Rights.”

Conditions to the Exchange Offers	We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offers, if any of the following events occur prior to the expiration of the exchange offers:

• the exchange offers violate any applicable law or applicable interpretation of the staff of the SEC;

• an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offers;

• we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offers; or

• there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offers.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offers — Conditions to the Exchange Offers” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedure described below under the caption “The Exchange Offers — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration of the exchange offers to participate in the exchange offers:

• tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to Wilmington Trust, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offers — Exchange Agent”; or

• tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offers, Wilmington Trust, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offers. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offers — Book-Entry Transfers.” As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offers, but:

• the old notes are not immediately available;

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offers; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offers;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offers — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offers, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offers will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offers.

Use of Proceeds	We will not receive any proceeds from either of the exchange offers.

Exchange Agent	Wilmington Trust, National Association, is the exchange agent for the exchange offers. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offers — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of new notes:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to tender your old notes in the exchange offers; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offers, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers	Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 120 days from the date the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-trading or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 49 for more information.

Registration Rights Agreement for the Old Notes	When we issued the old notes on November 1, 2010, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:

• use commercially reasonable efforts to file the exchange offer registration statement with the SEC on or prior to November 1, 2011;

• use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to November 1, 2011;

• use commercially reasonable efforts to commence and consummate the exchange offers upon the effectiveness of the exchange offer registration statement on or prior to November 1, 2011;

• use commercially reasonable efforts to file a shelf registration statement for the resale of the old notes if we are not required to file an exchange offer registration statement or permitted to consummate the exchange offers because the exchange offers are not permitted by applicable law or SEC policy and in certain other circumstances; and

• if we fail to meet our registration obligations under the registration rights agreement, we will pay special interest at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum special interest rate of 0.5% per annum.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offers, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offers will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the registration rights agreement. Under some circumstances, as described in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offers or who may not freely sell new notes received in the exchange offers, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offers — Consequences of Exchanging or Failing to Exchange Old Notes.”

Summary Description of the New Notes

The terms of the new notes and those of the old notes are substantially identical, except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes” in this prospectus.

Issuer	Broadcom Corporation

Notes Offered	$300,000,000 aggregate principal amount of 1.500% new notes due 2013.

$400,000,000 aggregate principal amount of 2.375% new notes due 2015.

Maturity Dates	2013 notes: November 1, 2013.

2015 notes: November 1, 2015.

Interest Rates	2013 notes: 1.500% per annum.

2015 notes: 2.375% per annum.

Interest Payment Dates	May 1 and November 1 of each year, payable semiannually in arrears beginning on May 1, 2011. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and will continue to accrue interest according to their terms.

Form and Terms	The form and terms of the new notes will be the same as the form and terms of the old notes except that:

• the new notes will bear different CUSIP numbers from the old notes;

• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for special interest in connection with registration defaults.

The new notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the old notes and will be each treated under the indenture, as a single class with the respective class of old notes.

Ranking	The notes will:

• rank senior in right of payment to all of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to the notes;

• rank equally in right of payment to all our existing and future senior unsecured obligations (including obligations under our senior unsecured credit facility); and

• be effectively subordinated in right of payment to all of our and our subsidiaries’ existing and future indebtedness and other obligations (including secured and unsecured obligations) and subordinated in right of payment to our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time prior to November 1, 2013 with respect to the 2013 notes and at any time and from time to time prior to November 1, 2015 with respect to the 2015 notes, in each case at a price equal to 100% of the principal amount of the notes redeemed plus any accrued and unpaid interest thereon, if any, to but not including the applicable redemption date and a “make-whole” premium. See “Description of the New Notes — Optional Redemption.”

Change of Control	In the event of a change of control triggering event, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any. See “Description of the New Notes — Certain Covenants — Repurchase of Notes upon a Change of Control.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:

• create liens on certain assets to secure debt;

• enter into certain sale and lease-back transactions; and

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

See “Description of the New Notes — Certain Covenants.”

No Prior Market; No Listing	The notes will be new securities for which there currently is no market, and the notes will not be listed on any securities exchange or quoted on any quotation system. We cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors	You should refer to the section entitled “Risk Factors,” beginning on page 10, for a discussion of certain risks involved in investing in the notes and tendering your old notes in the exchange offers.

For additional information regarding the notes, see the “Description of the New Notes” section of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The financial information below (i) as of and for the six months ended June 30, 2010 and 2011, has been derived from Broadcom Corporation’s unaudited condensed consolidated financial statements as of and for such periods, and (ii) as of and for the year ended December 31, 2010, 2009, 2008, 2007, and 2006, has been derived from Broadcom Corporation’s audited consolidated financial statements for such periods and as of such dates. Since the information presented below is only a summary and does not provide all of the information contained in Broadcom Corporation’s financial statements, you should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference from Broadcom Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended June 30, 2011.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)		(In millions, except per share data)

Consolidated Statements of Income Data
Net revenue:
Product revenue	$3,494	$2,951	$6,589	$4,273	$4,485	$3,739	$3,668
Income from Qualcomm Agreement	103	103	207	171	—	—	—
Licensing revenue	15	13	22	46	173	37	—

Total net revenue	3,612	3,067	6,818	4,490	4,658	3,776	3,668
Costs and expenses:
Cost of product revenue	1,772	1,457	3,284	2,211	2,213	1,832	1,796
Research and development	1,002	842	1,762	1,535	1,498	1,349	1,117
Selling, general and administrative	361	277	590	478	543	492	504
Amortization of purchased intangible assets	15	8	28	15	3	1	2
Impairment of goodwill and other long-lived assets	83	—	19	19	172	2	—
Settlement costs, net	(50)	4	53	118	16	—	—
Restructuring costs (reversals)	—	—	—	8	(1)	—	—
In-process research and development	—	—	—	—	42	15	5
Charitable contribution	25	—	—	50	—	—	—

Total operating costs and expenses	3,208	2,588	5,736	4,434	4,486	3,691	3,424
Income from operations	404	479	1,082	56	172	85	244
Interest income, net	—	5	9	14	52	131	119
Other income (expense), net	—	5	6	2	(2)	3	4

Income before income taxes	404	489	1,097	72	222	219	367
Provision (benefit) for income taxes	1	1	15	7	7	6	(12)

Net income	$403	$488	$1,082	$65	$215	$213	$379

Net income per share (basic)	$0.75	$0.98	$2.13	$0.13	$0.42	$0.39	$0.69

Net income per share (diluted)	$0.71	$0.92	$1.99	$0.13	$0.41	$0.37	$0.64

	June 30,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)		(In millions)

Consolidated Balance Sheet Data
Cash and cash equivalents and short- and long-term marketable securities	$3,800	$2,490	$4,058	$2,368	$1,898	$2,404	$2,802
Working capital	2,923	2,232	2,912	1,766	2,034	2,324	2,673
Goodwill and purchased intangible assets, net	2,308	1,566	2,043	1,481	1,341	1,423	1,214
Total assets	7,835	5,636	7,944	5,127	4,393	4,838	4,877
Total shareholders’ equity	5,877	4,452	5,826	3,892	3,607	4,036	4,192

RISK FACTORS

You should carefully consider the risks and all the other information contained in, and incorporated by reference into, this prospectus before tendering your old notes in the exchange offers. See “Where You Can Find More Information.”

Risks Related to our Business

We face intense competition.

The semiconductor industry in particular and the wired and wireless communications markets are intensely competitive. We expect competition to continue to increase as new markets develop, as industry standards become well known and as other competitors enter our business. We expect to encounter further consolidation in the markets in which we compete.

Many of our competitors have longer operating histories and presences in key markets, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do, and in some cases operate their own fabrication facilities. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. We also face competition from newly established competitors, suppliers of products, and customers who choose to develop their own semiconductor solutions.

Existing or new competitors may develop technologies that more effectively address our markets with products that offer enhanced features and functionality, lower power requirements, greater levels of integration or lower cost. Increased competition also has resulted in and is likely to continue to result in increased expenditures on research and development, declining average selling prices, reduced gross margins and loss of market share in certain markets. These factors in turn create increased pressure to consolidate. We cannot assure you that we will be able to continue to compete successfully against current or new competitors. If we do not compete successfully, we may lose market share in our existing markets and our revenues may fail to increase or may decline.

We depend on a few significant customers for a substantial portion of our revenue.

We derive a substantial portion of our revenue from sales to a relatively small number of customers. Sales to our five largest customers represented 40.4% and 35.2% of our total net revenue in the six months ended June 30, 2011 and 2010, respectively. We expect that our largest customers will continue to account for a substantial portion of our total net revenue for the foreseeable future. The loss of any significant customer could materially and adversely affect our financial condition and results of operations.

A significant portion of our revenue in any period may also depend on a single product design win with a large customer. As a result, the loss of any such key design win or any significant delay in the ramp of volume production of the customer’s products into which our product is designed could materially and adversely affect our financial condition and results of operations. We may not be able to maintain sales to certain of our key customers or continue to secure key design wins for a variety of reasons, including:

•	agreements with our customers typically do not require them to purchase a minimum quantity of our products; and

•	our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty.

In addition, the majority of our licensing revenues and related income to date has been derived from agreements with two customers, Verizon Wireless and Qualcomm. Our patent license agreements with these two customers are expected to result in licensing revenue and related income of approximately $1.02 billion over a six year period. From January 2008 through June 2011, we recorded $648 million in licensing revenue and related income derived from Verizon Wireless and Qualcomm. The licensing revenue from our agreement with Verizon Wireless has ended and the income from the Qualcomm Agreement is non-recurring and will terminate in 2013. There can be no assurances that we will be able to enter into additional such arrangements in the future, or that we will be able to successfully collect the remaining payments due to us under the Qualcomm Agreement in the event of a default by Qualcomm.

The loss of a key customer or design win, a reduction in sales to any key customer, decrease in licensing revenue, significant delay in our customers’ product development plans, or our inability to attract new significant customers or secure new key design wins could seriously impact our revenue and materially and adversely affect our results of operations.

Our quarterly operating results may fluctuate significantly.

Our quarterly net revenue and operating results have fluctuated significantly in the past and are likely to continue to vary from quarter to quarter. Variability in the nature of our operating results may be attributed to the factors identified throughout this “Risk Factors” section, many of which may be outside our control, including:

•	changes in economic conditions in the markets we address, including the continuing volatility in the technology sector and semiconductor industry;

•	seasonality in sales of consumer and enterprise products in which our products are incorporated;

•	our dependence on a few significant customers and/or design wins for a substantial portion of our revenue;

•	timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory;

•	changes in customer product needs and market acceptance of our products;

•	competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products;

•	the impact of a significant natural disaster, such as an earthquake, severe weather, tsunamis or other flooding, or a nuclear crisis, as well as interruptions or shortages in the supply of utilities such as water and electricity, on a key location such as our corporate headquarters or our Northern California facilities, both of which are located near major earthquake fault lines; and

•	the impact of tax examinations.

We face risks associated with our acquisition strategy.

A key element of our business strategy involves expansion through the acquisitions of businesses, assets, products or technologies. The expansion of our business through acquisitions allows us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. We may not be able to identify or consummate future acquisitions or realize the desired benefit from these acquisitions.

We face a number of challenges associated with our acquisition strategy that could disrupt our ongoing business and distract our management team, including:

•	delays in the timing and successful integration of an acquired company’s technologies;

•	the loss of key personnel;

•	if our actual results, or the plans and estimates used in future impairment analyses, are less favorable than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges;

•	lower gross margins, revenues and operating income than originally anticipated at the time of acquisition and other financial challenges; and

•	becoming subject to intellectual property or other litigation.

Acquisitions can result in increased debt or contingent liabilities, adverse tax consequences, warranty or product liability exposure related to acquired assets, additional stock-based compensation expense, write up of acquired inventory to fair value, and the recording and later amortization of amounts related to certain purchased intangible assets. In addition, we may record goodwill and other purchased intangible assets in connection with an acquisition and incur impairment charges in the future.

We may fail to adjust our operations in response to changes in demand.

Through internal growth and acquisitions, we significantly modified the scope of our operations and workforce in recent years. Our operations are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, such as research and development expenses and our highly skilled workforce. During some periods, our growth has placed a significant strain on our management personnel, systems and resources. To respond to periods of increased demand, we will be required to expand, train, manage and motivate our workforce. Alternatively, in response to the economic downturn in the markets in the semiconductor industry and communications market, we may be required to implement restructuring actions and a number of other cost saving measures. All of these endeavors require substantial management effort. If we are unable to effectively manage our expanding operations, we may be unable to adjust our business quickly enough to meet competitive challenges or exploit potential market opportunities, or conversely, we may scale our business too quickly and the rate of increase in our expenses may exceed the rate of increase in our revenue, either of which would materially and adversely affect our current or future business.

Our operating results may be adversely impacted by worldwide economic uncertainties and specific conditions in the markets we address.

We operate primarily in the semiconductor industry, which is cyclical and subject to rapid change and evolving industry standards. From time to time, the semiconductor industry has experienced significant downturns characterized by decreases in product demand, excess customer inventories and accelerated erosion of prices. The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products. An increasing number of our products are being incorporated into consumer electronic products, which are subject to significant seasonality and fluctuations in demand. Economic volatility can cause extreme difficulties for our customers and vendors to accurately forecast and plan future business activities. This unpredictability could cause our customers to reduce spending on our products and services, which would delay and lengthen sales cycles. Furthermore, during challenging economic times our customers and vendors may face issues gaining timely access to sufficient credit, which could impact their ability to make timely payments to us. As a result, we may experience growth patterns that are different than the end demand for products, particularly during periods of high volatility.

We cannot predict the timing, strength or duration of any economic slowdown or recovery or the impact of such events on our customers, our vendors or us. The combination of our lengthy sales cycle coupled with challenging macroeconomic conditions and supply chain cross-dependencies could have a compound impact on our business. The impact of market volatility is not limited to revenue but may also affect our product gross margins and other financial metrics. Any downturn in the semiconductor industry may be severe and prolonged, and any failure of the industry or wired and wireless communications markets to fully recover from downturns could seriously impact our revenue and harm our business, financial condition and results of operations.

Our stock price is highly volatile.

The market price of our Class A common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. From January 1, 2009 through June 30, 2011 our Class A common stock has traded at prices as low as $15.31 and as high as $47.39 per share. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control.

In addition, the market prices of securities of Internet-related, semiconductor and other technology companies have been and remain volatile. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. If our operating results do not meet the expectations of securities analysts or investors, who may derive their expectations by extrapolating data from recent historical operating results, the market price of our Class A common stock will likely decline. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, we, and other companies that have experienced volatility in the market price of their securities, have been the subject of securities class action litigation.

Due to the nature of our compensation programs, most of our executive officers sell shares of our common stock each quarter or otherwise periodically, often pursuant to trading plans established under Rule 10b5-1 promulgated under the Exchange Act. As a result, sales of shares by our executive officers may not be indicative of their respective opinions of Broadcom’s performance at the time of sale or of our potential future performance. Nonetheless, the market price of our stock may be affected by sales of shares by our executive officers.

We may be required to defend against alleged infringement of intellectual property rights of others and/or may be unable to adequately protect or enforce our own intellectual property rights.

Companies in the semiconductor industry and the wired and wireless communications markets aggressively protect and pursue their intellectual property rights. From time to time, we receive notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights. Additionally, we receive notices that challenge the validity of our patents. Intellectual property litigation can be expensive, time consuming and distracting to management. An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products or could prevent us from enforcing our intellectual property rights.

We may also be required to indemnify some customers and strategic partners under our agreements if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another party’s proprietary rights. We have received requests from certain customers and strategic partners to include increasingly broad indemnification provisions in our agreements with them. These indemnification provisions may, in some circumstances, extend our liability beyond the products we provide to include liability for combinations of components or system level designs and for consequential damages and/or lost profits. Even if claims or litigation against us are not valid or successfully asserted, these claims could result in significant costs and diversion of the attention of management and other key employees to defend.

Our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages. Any of these claims or litigation may materially and adversely affect our business, financial condition and results of operations.

Furthermore, our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies and processes. Any of our existing or future patents may be challenged, invalidated or circumvented. We engage in litigation to enforce or defend our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others, including our customers. If our intellectual property rights do not adequately protect our technology, our competitors may be able to offer products similar to ours.

Our software may be derived from “open source” software, which is generally made available to the public by its authors and/or other third parties. Open source software is often made available under licenses, which impose certain obligations in the event we distribute derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works on different terms than those customarily used to protect our intellectual property. With respect to our proprietary software, we generally license such software under terms that prohibit combining it with open source software. Despite these restrictions, parties may combine our proprietary software with open source software without our authorization, in which case we might nonetheless be required to release the source code of our proprietary software.

We enter into confidentiality agreements with our employees, consultants and strategic partners. We also control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, internal or external parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. Additionally, current, departing or former employees or third parties could attempt to penetrate our computer systems and networks to misappropriate our proprietary information and technology or interrupt our business. Because the techniques used by computer hackers and others to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate these techniques. As a result, our technologies and processes may be misappropriated.

We cannot assure you that our efforts to prevent the misappropriation or infringement of our intellectual property or the intellectual property of our customers will succeed. Identifying unauthorized use of our products and technologies is difficult and time consuming. The initiation of litigation may adversely affect our relationships and agreements with certain customers that have a stake in the outcome of the litigation proceedings. Litigation is very expensive and may divert the attention of management and other key employees from the operation of the business, which could negatively impact our business and results of operations.

Our business is subject to potential tax liabilities.

We are subject to income taxes in the United States and various foreign jurisdictions. The amount of income taxes we pay is subject to our interpretation and application of tax laws in jurisdictions in which we file. Changes in current or future laws or regulations, or the imposition of new or changed tax laws or regulations or new related interpretations by taxing authorities in the U.S. or foreign jurisdictions, could adversely affect our results of operations. We are subject to examinations and tax audits. There can be no assurance that the outcomes from these audits will not have an adverse effect on our net operating loss and research and development tax credit carryforwards, our financial position, or our operating results.

In certain foreign jurisdictions, we operate under tax holidays and favorable tax incentives. For instance, in Singapore we operate under tax holidays that reduce taxes on substantially all of our operating income in that jurisdiction. Such tax holidays and incentives often require us to meet specified employment and investment criteria in such jurisdictions. In a period of tight manufacturing capacity, our ability to meet Singaporean content in our products may be more limited, which may have adverse tax consequences. More generally, if any of our tax holidays or incentives are terminated or if we fail to meet the criteria to continue to enjoy such holidays or incentives, our results of operations may be materially and adversely affected.

We are subject to order and shipment uncertainties.

It is difficult to accurately predict demand for our semiconductor products. We typically sell products pursuant to purchase orders rather than long-term purchase commitments. Customers can generally cancel, change or defer purchase orders on short notice without incurring a significant penalty. Our ability to accurately forecast customer demand is further impaired by delays inherent in our lengthy sales cycle. We operate in a dynamic industry and use significant resources to develop new products for existing and new markets. After we have developed a product, there is no guarantee that our customers will integrate our product into their equipment or devices and, ultimately, bring those equipment and devices incorporating our product to market. In these situations, we may never produce or deliver a significant number of our products, even after incurring substantial development expenses. From the time a customer elects to integrate our solution into their product, it is typically six to 24 months before high volume production of that product commences. After volume production begins, we cannot be assured that the equipment or devices incorporating our product will gain market acceptance.

Our products are incorporated into complex devices and systems, creating supply chain cross- dependencies. Accordingly, supply chain disruptions affecting components of our customers’ devices and/or systems could negatively impact the demand for our products, even if the supply of our products is not directly affected.

Our product demand forecasts are based on multiple assumptions, each of which may introduce error into our estimates. In the event we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell. As a result, we could hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we could forego revenue opportunities and potentially lose market share and damage our customer relationships. Also, due to our industry’s shift to “just-in-time” inventory management, any disruption in the supply chain could lead to more immediate shortages in product or component supply. In addition, an increasing percentage of our inventory is maintained under hubbing arrangements whereby products are delivered to a customer or third party warehouse based upon the customer’s projected needs. Under these arrangements, we do not recognize product revenue until the customer reports that it has removed our product from the warehouse to incorporate into its end products. Our ability to effectively manage inventory levels may be impaired under our hubbing arrangements, which could increase expenses associated with excess and obsolete product inventory and negatively impact our cash flow.

We manufacture and sell complex products and may be unable to successfully develop and introduce new products.

We expect that a high percentage of our future sales will come from sales of new products. We sell products in markets that are characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. The markets for some of these products are new to us and may be immature and/or unpredictable. These markets may not develop into profitable opportunities and we have invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. As a result, it is difficult to anticipate our future revenue streams from, or the sustainability of, our new products.

Our industry is dynamic and we are required to devote significant resources to research and development to remain competitive. The development of new silicon devices is highly complex, and due to supply chain cross-dependencies and other issues, we may experience delays in completing the development, production and introduction of our new products. We may choose to discontinue one or more products or product development programs to dedicate more resources to other products. The discontinuation of an existing or planned product may adversely affect our relationship with one or more of our customers.

Our ability to successfully develop and deliver new products will depend on various factors, including our ability to:

•	effectively identify and capitalize upon opportunities in new markets;

•	timely complete and introduce new integrated products;

•	transition our semiconductor products to increasingly smaller line width geometries;

•	license any desired third party technology or intellectual property rights;

•	obtain sufficient foundry capacity and packaging materials; and

•	qualify and obtain industry interoperability certification of our products.

If we are not able to develop and introduce new products in a cost effective and timely manner, we will be unable to attract new customers or to retain our existing customers which would materially and adversely affect our results of operations.

We have experienced hardware and software defects and bugs associated with the introduction of our highly complex products. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products. These problems could interrupt or delay sales and shipments of our products to customers. To alleviate these problems, we may have to divert our resources from other development efforts. In addition, these problems could result in claims against us by our customers or others, including possible claims for consequential damages and/or lost profits.

We are exposed to risks associated with our international operations.

We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers located outside the United States. Products shipped to international destinations, primarily in Asia, represented 98.6%, and 96.6% of our product revenue in the six months ended June 30, 2011 and 2010, respectively. In addition, we undertake various sales and marketing activities through regional offices in a number of countries. We intend to continue expanding our international business activities and to open other design and operational centers abroad.

International operations are subject to many inherent risks, including but not limited to:

•	political, social and economic instability;

•	exposure to different business practices and legal standards, particularly with respect to intellectual property;

•	continuation of overseas conflicts and the risk of terrorist attacks and resulting heightened security;

•	the imposition of governmental controls and restrictions and unexpected changes in regulatory requirements;

•	nationalization of business and blocking of cash flows;

•	changes in taxation and tariffs; and

•	difficulties in staffing and managing international operations.

Economic conditions in our primary overseas markets, particularly in Asia, may negatively impact the demand for our products abroad. In particular, the recent earthquake and tsunami in Japan have disrupted the global supply chain for components manufactured in Japan that are incorporated in our products or included in the end user products of our customers. Due to cross dependencies, supply chain disruptions stemming from the occurrences in Japan could negatively impact the demand for our products including, for example, if our customers are unable to obtain sufficient supply of other components required for their end products. We continue to monitor the effect of the events in Japan on end demand patterns and inventory levels throughout the supply chain. Also, all of our international sales to date have been denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets or require us to assume the risk of denominating certain sales in foreign currencies. We anticipate that these factors will impact our business to a greater degree as we further expand our international business activities.

We depend on third parties to fabricate, assemble and test our products.

As a fabless semiconductor company, we do not own or operate fabrication, assembly or test facilities. We rely on third parties to manufacture, assemble and test substantially all of our semiconductor devices. Accordingly, we cannot directly control our product delivery schedules and quality assurance. This lack of control could result in product shortages or quality assurance problems. These issues could delay shipments of our products or increase our assembly or testing costs. In addition, the increasing capital intensity associated with fabrication in smaller process geometries may limit our diversity of suppliers.

We do not have long-term agreements with any of our direct or indirect suppliers, including our manufacturing, assembly or test subcontractors. We typically procure services from these suppliers on a per order basis. In the event our third-party foundry subcontractors experience a disruption or limitation of manufacturing, assembly or testing capacity, we may not be able to obtain alternative manufacturing, assembly and testing services in a timely manner, or at all. Furthermore, our foundries must have new manufacturing processes qualified if there is a disruption in an existing process, which could be time-consuming. We could experience significant delays in product shipments if we are required to find alternative manufactures, assemblers or testers for our products. We are continuing to develop relationships with additional third-party subcontractors to assemble and test our products.

Because we rely on outside foundries and other third party suppliers, we face several significant risks in addition to those discussed above, including:

•	a lack of guaranteed supply of wafers and other components and potential higher wafer and component prices due to supply constraints;

•	the limited availability of, or potential delays in obtaining access to, key process technologies; and

•	the location of foundries and other suppliers in regions that are subject to earthquakes, tsunamis and other natural disasters.

The manufacture of integrated circuits is a highly complex and technologically demanding process. Our foundries have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies. In addition, we are dependent on our foundry subcontractors to successfully transition to smaller geometry processes.

We may be unable to attract, retain or motivate key personnel.

Our future success depends on our ability to attract, retain and motivate senior management and qualified technical personnel. Competition for these employees is intense. If we are unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, we will experience difficulty in implementing our current business and product plans. In that event, we may be unable to successfully meet competitive challenges or to exploit potential market opportunities, which could adversely affect our business and results of operations.

Government regulation may adversely affect our business.

The effects of regulation on our customers or the industries in which they operate may materially and adversely impact our business. For example, the Federal Communications Commission, or FCC, has broad jurisdiction in the United States over many of the devices into which our products are incorporated. FCC regulatory policies that affect the ability of cable or satellite operators or telephone companies to offer certain services to their customers or other aspects of their business may impede sales of our products in the United States. In addition, we may experience delays if a product incorporating our chips fails to comply with FCC emissions specifications.

We and our customers are subject to various import and export laws and regulations. Government export regulations apply to the encryption or other features contained in some of our products. If we fail to continue to receive licenses or otherwise comply with these regulations, we may be unable to manufacture the affected products at foreign foundries or ship these products to certain customers, or we may incur penalties or fines.

Our business may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations.

There can be no assurance that we will continue to declare cash dividends.

In January 2010, our Board of Directors adopted a dividend policy pursuant to which Broadcom would pay quarterly dividends on our common stock. In January 2011, our Board of Directors increased the quarterly dividend payment. We intend to continue to pay such dividends subject to capital availability and periodic determinations by our Board of Directors that cash dividends are in the best interest of our shareholders and are in compliance with all laws and agreements of Broadcom applicable to the declaration and payment of cash dividends.

Future dividends may be affected by, among other factors:

•	our views on potential future capital requirements for investments in acquisitions and the funding of our research and development;

•	stock repurchase programs;

•	changes in federal and state income tax laws or corporate laws; and

•	changes to our business model.

Our dividend payments may change from time to time, and we cannot provide assurance that we will continue to increase our dividend payment or declare dividends in any particular amounts or at all. A reduction in our dividend payments could have a negative effect on our stock price.

Our articles of incorporation and bylaws contain anti-takeover provisions.

Our articles of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire a majority of our outstanding voting stock. For example, our Board of Directors may also issue shares of Class B common stock in connection with certain acquisitions, which have superior voting rights entitling the holder to ten votes for each share held on matters that we submit to a shareholder vote (as compared to one vote per share in the case of our Class A common stock) as well as the right to vote separately as a class. In addition, our Board of Directors has the authority to fix the rights and preferences of shares of our preferred stock and to issue shares of common or preferred stock without a shareholder vote. These provisions, among others, may discourage certain types of transactions involving an actual or potential change in our control.

Our co-founders and their affiliates may control the outcome of matters that require the approval of our shareholders.

As of June 30, 2011 our co-founders, directors, executive officers and their respective affiliates beneficially owned 11.0% of our outstanding common stock and held 52.5% of the total voting power held by our shareholders. Accordingly, these shareholders currently have enough voting power to control the outcome of matters that require the approval of our shareholders. These matters include the election of our Board of Directors, the issuance of additional shares of Class B common stock, and the approval of most significant corporate transactions, including certain mergers and consolidations and the sale of substantially all of our assets. In particular, as of June 30, 2011 our two founders, Dr. Henry T. Nicholas III and Dr. Henry Samueli, beneficially owned a total of 9.9% of our outstanding common stock and held 52.1% of the total voting power held by our shareholders. Because of their significant voting stock ownership, we will not be able to engage in certain transactions, and our shareholders will not be able to effect certain actions or transactions, without the approval of one or both of these shareholders. Repurchases of shares of our Class A common stock under our share repurchase program would result in an increase in the total voting power of our co-founders, directors, executive officers and their affiliates, as well as other continuing shareholders.

Risks Related to the Notes

The notes are structurally subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Broadcom Corporation. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred shareholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors.

As of June 30, 2011, we had no material secured indebtedness.

We may still be able to incur substantially more indebtedness.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to purchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to purchase the notes in cash at the time of any change of control triggering event. In addition, our ability to purchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase the notes upon a change of control triggering event would cause a default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Illiquidity and an absence of a public market for the notes could cause purchasers of the notes to be unable to resell the notes.

The notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market for the notes may not develop or, if such market develops, it could be very illiquid.

Holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If no active trading market develops, the market price and liquidity of the notes may be adversely affected, and you may not be able to resell your notes at their fair market value, at the initial offering price or at all. If a market for the notes develops, any such market may be discontinued at any time. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects in our industry.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Risks Related to the Exchange Offers

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offers.

If you do not exchange your old notes in the exchange offers, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

Furthermore, we have not conditioned the exchange offers on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offers, the principal amount of remaining outstanding old notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offers.

For further information regarding the consequences of not tendering your old notes in the exchange offers, see the discussions below under the captions “The Exchange Offers — Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures to receive new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offers — Procedures for Tendering Old Notes” and “The Exchange Offers — Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offers for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in an exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

USE OF PROCEEDS

These exchange offers are intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offers. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offers, new notes in the same principal amount. The old notes surrendered in exchange for the new notes of the respective series will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the six months ended June 30, 2011 and 2010, and the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively:

	For the Six Months				For the Fiscal Year Ended
	Ended June 30,				December 31,
	2011		2010		2010		2009		2008		2007		2006

Ratio of earnings to fixed charges	18.2	x	39.8	x	40.0	x	4.0	x	10.3	x	10.6	x	19.5x

THE EXCHANGE OFFERS; REGISTRATION RIGHTS AGREEMENT

Terms of the Exchange Offers; Period for Tendering Old Notes

On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, September 28, 2011. We may, however, extend the period of time that the exchange offers are open or earlier terminate the exchange offers. If we extend the exchange offers, the term expiration date means the latest time and date to which the exchange offers are extended.

As of the date of this prospectus, $300,000,000 aggregate principal amount of 1.500% Senior Notes due 2013 (the “old 2013 notes”) and $400,000,000 aggregate principal amount of 2.375% Senior Notes due 2015 (the “old 2015 notes”) are outstanding and were issued under the indenture dated November 1, 2010, as supplemented by the supplemental indenture dated as of November 1, 2010 (as so supplemented, the “indenture”). We are sending this prospectus, together with the letter of transmittal, to all holders of old notes known to us on the date of this prospectus.

We expressly reserve the right to extend the period of time that the exchange offers are open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offers and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offers.

Old notes tendered in the exchange offers must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expressly reserve the right to amend or terminate the exchange offers, and not to exchange any old notes, upon the occurrence of any of the conditions to the exchange offers specified under “The Exchange Offers — Conditions to the Exchange Offers.” In the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the offer period if necessary so that at least five (5) business days remain in the offer following notice of the material change. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offers, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at the address set forth below under “The Exchange Offers — Exchange Agent” prior to the expiration date. In addition:

•	certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 27 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “Eligible Institution” in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offers as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offers. Our interpretation of the terms and conditions of the exchange offers as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the holder is neither our “affiliate,” as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for its own account;

•	any new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•	at the time of commencement of the exchange offers, neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution, as defined in the Securities Act, of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offers, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC;

•	will not be entitled to tender your old notes in the exchange offers; and

•	must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offers, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 120 days from the date the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offers, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn prior to the expiration date, unless we terminate the exchange offers. We will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offers.” For purposes of the exchange offers, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in a principal amount equal to that of the surrendered old notes. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offers will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offers. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offers and will be deemed to have waived their rights to receive the accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offers.

Book-Entry Transfers

For purposes of the exchange offers, the exchange agent will request that an account be established with respect to the old notes at DTC within two (2) business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offers. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “The Exchange Offers — Exchange Agent” prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, (“ATOP”), procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	prior to the expiration date, the exchange agent receives from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three (3) Nasdaq Global Select Market (“NASDAQ”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) NASDAQ trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “The Exchange Offers — Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “The Exchange Offers — Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offers, if any of the following events occur prior to the expiration of the exchange offers:

•	the exchange offers violate any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offers;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offers; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offers.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the indenture is no longer qualified under the Trust Indenture Act.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offers. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wilmington Trust, National Association, Exchange Agent

By facsimile:
(For Eligible Institutions only):
(302) 636-4139

Confirmation:
Sam Hamed
(302) 636-6181

By Mail or Hand Delivery:

Wilmington Trust, National Association
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by Wilmington Trust, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The additional expenses of the exchange offers will not be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offers unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

If you do not exchange your old notes for new notes in the exchange offers, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the exchange offers will no longer have any registration rights with respect to their old notes (except in the case of the initial purchasers and participating broker-dealers as provided in the registration rights agreement).

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offers without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offers for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offers; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offers, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 120 days from the date the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-trading or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Registration Rights Agreement

We have filed the registration statement of which this prospectus forms a part, which we refer to as the “exchange offer registration statement,” and are conducting the exchange offers in accordance with our obligations under a registration rights agreement (the “registration rights agreement”), dated as of November 1, 2010, among Broadcom and the initial purchasers of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on November 1, 2010 and is available from us upon request. See “Where You Can Find More Information.”

If:

•	we are not required to file the exchange offer registration statement or permitted to consummate the exchange offers because the exchange offers are not permitted by applicable law or SEC policy; or

•	any holder of Transfer Restricted Securities (as defined below) notifies us prior to the tenth (10th) business day following the consummation of the exchange offers that such holder:

•	is prohibited by law or SEC policy from participating in the exchange offers; or

•	may not resell the exchange notes acquired by such holder in the exchange offers to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

•	is a broker-dealer and holds notes acquired directly from us or an affiliate of ours; or

•	is an affiliate of ours and will not receive exchange notes in the exchange offers that may be freely transferred without restriction under federal securities laws,

then we will be required to use our commercially reasonable efforts to file with the SEC a shelf registration statement (the “shelf registration statement”) to cover resales of the notes by holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and to cause such shelf registration statement to be declared effective by the SEC on or prior to the 365th day after the day the obligation to file such shelf registration statement arises; provided that in no event will such registration statement provide for an underwritten offering of Transfer Restricted Securities without our prior consent, which shall not be unreasonably withheld. We will be required to use our commercially reasonable efforts to keep such shelf registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the old notes by the holders of Transfer Restricted Securities and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period of at least two (2) years following the effective date of such shelf registration statement (or a shorter period that will terminate when all the old notes covered by such shelf registration statement cease to be Transfer Restricted Securities). Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding Additional Interest set forth below. A holder who sells notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder for inclusion in any shelf registration statement. If we are required to file a shelf registration statement, we will provide to each holder of the notes copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice from us.

For the purposes of the registration rights agreement, “Transfer Restricted Securities” means each old note until the earliest to occur of:

•	the date on which such old note has been offered to be exchanged for an exchange note in the exchange offers;

•	the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement;

•	the date on which such old note is actually transferred pursuant to Rule 144 under the Securities Act;

•	the date on which such old note ceases to be outstanding; and

•	November 1, 2012.

The registration rights agreement provides that if:

•	we fail to consummate the exchange offers within the applicable filing deadline; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable as described in the registration rights agreement without being succeeded within 10 business days by any additional registration statement or post-effective amendment that is filed and subsequently declared effective and cures the failure of such shelf registration statement or exchange offer registration statement to be effective or usable (each such event, a “Registration Default”), then we are required to pay additional interest (“Additional Interest”) to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per year on the principal amount of Transfer Restricted Securities held by such holder.

The amount of the Additional Interest will increase by an additional one-quarter of one percent (0.25%) per year on the principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of one-half of one percent (0.50%) per year.

All accrued Additional Interest will be paid by us on each interest payment date in the same manner as interest payments are made.

The sole remedy for all Registration Defaults is the payment of Additional Interest as set forth above. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any special interest pursuant to the registration rights agreement.

Notwithstanding the foregoing, under certain circumstances set forth in the registration rights agreement we will be permitted to suspend the use of the shelf registration statement without paying Additional Interest for a period not to exceed 60 consecutive calendar days or an aggregate of 90 calendar days in any twelve-month period.

DESCRIPTION OF THE NEW NOTES

In this Description of the new notes, “Issuer” refers only to Broadcom Corporation, and any successor obligor on the new notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “Description of the New Notes — Certain Definitions.”

The Issuer will issue each series the new notes under an indenture, dated as of November 1, 2010, as supplemented by a supplemental indenture dated as of November 1, 2010 (as so supplemented, the “indenture”), among the Issuer and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) as trustee (the “trustee”). This is the same indenture under which the old notes were issued. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act (as defined below). The term “notes” shall also include the new notes and the old notes that remain outstanding following the exchange offers.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety because it, and not this summary, defines your rights as holders of the notes. A copy of the indenture has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on November 1, 2010 and is available from us upon request. See “Where You Can Find More Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. Any notes that remain outstanding after the exchange offers, together with the exchange notes issued in connection with the exchange offers, will be treated as a single class of securities under the indenture.

The New Notes Versus the Old Notes

The new notes are substantially identical to the old notes except that the transfer restrictions, registration rights and special interest provisions relating to the old notes do not apply to the new notes.

Basic Terms of the Notes

The notes are senior unsecured obligations of Broadcom and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, including indebtedness incurred pursuant to the four (4) year $500 million revolving senior unsecured credit facility we entered into shortly following the issuance of the old notes. As of June 30, 2011, we had $700,000,000 of indebtedness outstanding and a zero outstanding balance under our credit facility. As discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional indebtedness. The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness, and effectively subordinated in right of payment to our existing and future secured obligations, to the extent of the assets securing such obligations.

The notes will not be guaranteed by any of our subsidiaries and thus will rank effectively subordinated in right of payment to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries. The notes are not subject to, and do not have the benefit of, any sinking fund.

The 2013 notes bear interest at a fixed rate per year of 1.500%, payable semiannually on May 1 and November 1 of each year. All payments of interest on the 2013 notes will be made to the persons in whose names the 2013 notes are registered on the April 15th or October 15th next preceding the applicable interest payment date.

The 2015 notes bear interest at a fixed rate per year of 2.375%, payable semiannually on May 1 and November 1 of each year. All payments of interest on the 2015 notes will be made to the persons in whose names the 2015 notes are registered on the April 15 or October 15 next preceding the applicable interest payment date.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of Cede & Co, as nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “Description of the New Notes — Book-Entry Delivery and Form — Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “Description of the New Notes — Book-Entry Delivery and Form — Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of the same series having the same ranking, interest rate, maturity and/or other terms as the notes offered hereby. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

General

The notes may be redeemed or purchased in whole or in part at our option at any time or from time to time prior to maturity at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed; and (2) the sum of the present values of the Remaining Scheduled

Payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2013 notes and 20 basis points in the case of the 2015 notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Except as described above, the notes will not be redeemable by us prior to maturity.

Selection and Notice of Redemption

The notice of redemption will state the amount of notes to be redeemed and the redemption date. At our request, the trustee shall give the notice of redemption in our name. In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent by first-class mail at least 30 but not more than 60 days before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the trustee for cancellation.

No Mandatory Redemption or Sinking Fund; Offers to Purchase; Open Market Purchases

There will be no mandatory redemption or sinking fund payments for the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “Description of the New Notes — Certain Covenants — Repurchase of Notes upon a Change of Control.” We may at any time and from time to time acquire notes by means other than a redemption or such a repurchase, whether by tender offer, purchase of notes in the open market, negotiated transactions or otherwise.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem the notes as described above under “Description of the New Notes — Optional Redemption,” each holder of notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third (3rd) Business Day prior to the Change of Control Payment Date.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Triggering Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue of any such conflict.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any of our subsidiaries to) create or incur any Lien on any Principal Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness or that of any of our subsidiaries, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

1. Liens existing as of the issue date of the notes;

2. Liens granted after the issue date, created in favor of the holders of the notes;

3. Liens securing our Indebtedness or the Indebtedness of any of our subsidiaries which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture so long as such Liens are limited to all or part of the same Principal Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased;

4. Liens created in substitution of or as replacements for any Liens permitted by clauses (1), (2) and (3) above, provided that, based on a good faith determination by our board of directors or a committee thereof, our chief executive officer or our chief financial officer, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and

5. Permitted Liens.

Notwithstanding the foregoing, we and our subsidiaries may, without securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 15% of our Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien or (ii) $300.0 million.

Limitation on Sale and Lease-Back Transactions

We will not (nor will we permit any subsidiary of ours to) enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, of ours or any subsidiary of ours, unless:

•	such transaction was entered into prior to the issue date of the notes;

•	such transaction involves a lease for less than three (3) years;

•	such transaction involves the sale and leasing back to us of any Principal Property by one of our subsidiaries or the sale and leasing back to one of our subsidiaries by another of our subsidiaries;

•	we or such subsidiary would be entitled to incur Indebtedness secured by a mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the covenant described under the caption “Description of the New Notes — Certain Covenants — Limitation on Liens” above; or

•	we apply an amount equal to the fair market value of the Principal Property sold, within 180 days of such sale and lease-back transaction, to any of (or a combination of) (a) the prepayment or retirement of the notes; (b) the prepayment or retirement of Indebtedness for borrowed money of ours or a subsidiary of ours (other than Indebtedness that is subordinated to the notes) or (c) the purchase, construction, development, expansion or improvement of Principal Property.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•	we are the surviving corporation or the successor person (if other than Broadcom) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	we have delivered to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and the supplemental indenture comply with the indenture.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to Broadcom. Neither an officers’ certificate nor an opinion of counsel shall be required to be delivered in connection therewith.

SEC Reports

We will deliver to the trustee within 15 days after we file them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Reports to Trustee

In addition, we will deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate stating that a review of our activities and the activities of our subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether we have kept, observed, performed and fulfilled our obligations under the indenture and further stating, as to each such officer signing such certificate, that to the best of his/her knowledge we have kept, observed, performed and fulfilled each and every covenant contained in the indenture and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge). We will, so long as any of the notes are outstanding, deliver to the trustee an officer’s certificate specifying a default or event of default and what action we are taking or proposing to take with respect thereto promptly upon becoming aware of any such default or event of default.

Events of Default

Each of the following is an “event of default” with respect to the notes:

•	default in the payment of any interest, including any Additional Interest, on the notes of such series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such 30-day period);

•	default in the payment of principal of the notes of such series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the notes of such series), which default continues uncured for a period of 60 days after we receive, by registered or certified mail, written notice from the trustee or we and the trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the outstanding notes of such series as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization of Broadcom.

No event of default with respect to a series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that may be outstanding from time to time.

If an event of default with respect to a series of notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of Broadcom), then the trustee or the holders of not less than 25% in principal amount of the outstanding notes of that series may declare the principal amount of and accrued and unpaid interest, if any, on all notes of that series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes. At any time after such a declaration of acceleration with respect to a series of notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding notes of that series, by written notice to us and the trustee, may rescind and annul such a declaration and its consequences if all events of default with respect to the notes of that series, other than the non-payment of accelerated principal and interest, if any, with respect to the notes of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of notes, unless such holders have offered the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of the affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of such series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given written notice to the trustee of a continuing event of default with respect to the notes of that series; and

•	the holders of at least 25% in principal amount of the outstanding notes of that series shall have made written request to the trustee, and offered indemnity or security satisfactory to the trustee, to institute proceedings in respect of such event of default in its own name as trustee under the indenture, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity or security.

Notwithstanding the foregoing, the holder of any note shall have an absolute and unconditional right to receive payment of the principal of and interest, if any, on, such note on or after the due dates expressed in such note and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any notes of that series) with respect to notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Amendments and Waivers

Amendments without Consent of Holders

We and the trustee may amend or supplement the indenture or the notes of one or more series without the consent of any holder:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the provisions of the indenture governing the consolidation, merger or sale of assets of the Issuer;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to make any change that does not adversely affect the rights of any holder;

•	to provide for the issuance of and establish the form and terms and conditions of any series of notes as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Amendments with Consent of Holders

We and the trustee may enter into a supplemental indenture with the written consent of the holders of at least a majority in principal amount of the outstanding notes of each series (with the old notes and the new notes of each series counted together as a single series) affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange offer for the notes of such series) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of each such series. Except as otherwise provided in the indenture, the holders of at least a majority in principal amount of the outstanding notes of any series (with the old notes and the new notes of each series counted together as a single series) by notice to the trustee (including consents obtained in connection with a tender offer or exchange offer for the notes of such series) may waive compliance by us with any provision of the indenture or the notes with respect to such series.

It is not necessary for the consent of the noteholders to approve the particular form of any proposed supplemental indenture or waiver, but it is sufficient if their consent approves the substance thereof. After a supplemental indenture or waiver becomes effective, we will mail to the noteholders affected thereby a notice briefly describing the supplemental indenture or waiver. Any failure by us to mail or publish such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Without the consent of each holder affected, an amendment or waiver shall not:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any notes;

•	reduce the principal or change the Stated Maturity of any notes or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	reduce the principal amount of securities that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof;

•	waive a default or event of default in the payment of the principal of or interest, if any, on any notes;

•	make the principal of or interest, if any, on any note payable in any currency other than that stated in the note;

•	make any changes to the provisions in the indenture regarding the right of noteholders to receive principal and interest, the waiver of past defaults or the requirement of the consent of affected holders to an amendment or waiver as described in this section; or

•	waive a redemption payment with respect to any notes, provided that such redemption is made at our option.

Defeasance and Discharge

We may discharge our obligations under the notes and the indenture by irrevocably depositing with the trustee as trust funds in trust an amount sufficient for the purpose of paying and discharging the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit or to the Stated Maturity or redemption date, as the case may be, subject to meeting certain other conditions.

We may also elect to:

•	discharge most of our obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or our obligations to the trustee (“legal defeasance”); or

•	discharge our obligations under most of the covenants (“covenant defeasance”),

by irrevocably depositing with the trustee as trust funds money and/or or U.S. Government Obligations sufficient to pay and discharge each installment of principal of and interest, if any, on the notes and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture.

The Trustee

The trustee’s current address is Wilmington Trust, National Association, 246 Goose Lane, Suite 105, Guilford, Connecticut 06437, Attn: Joseph P. O’Donnell.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties that are specifically set forth in the indenture and no others. If an event of default has occurred and is continuing, the trustee shall exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, shall be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Broadcom Corporation, 5300 California Avenue, Irvine, California 92617-3038, Attention: General Counsel.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means, as of the date of determination, the aggregate principal amount of our and our subsidiaries’ Indebtedness incurred after the issue date and secured by Liens not permitted by the first sentence under “Description of the New Notes — Certain Covenants — Limitation on Liens.”

“Attributable Liens” means, in connection with a sale and lease-back transaction, the lesser of:

•	the fair market value of the assets subject to such transaction (as determined in good faith by our board of directors or a committee thereof); and

•	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means, unless otherwise provided for a particular series of notes, any day except a Saturday, Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Capital Stock” means:

•	in the case of a corporation, corporate stock;

•	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person; and

•	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any one or more of the following events:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of our Voting Stock; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

•	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

•	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

•	was a member of our board of directors on the date of the indenture; or

•	was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, as of the end of our most recently completed accounting period for which financial statements are then available and computed in accordance with GAAP applied on a consistent basis.

“Discount Security” means any security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the provisions of the indenture.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the original issue date.

“Indebtedness” of any specified person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth (5th) business day following receipt by such person of a demand for reimbursement following payment on the letter of credit)) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

•	all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

•	to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

Notwithstanding the foregoing, the term “Indebtedness” excludes any indebtedness of us or any of our subsidiaries to us or a subsidiary.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or, if applicable, the equivalent investment grade credit rating from any Substitute Ratings Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Liens” means, with respect to any person:

•	Liens on the Principal Property of any person existing at the time such person becomes a subsidiary of ours, provided that such Liens are not incurred in anticipation of such person’s becoming a subsidiary of ours and do not extend to any Property other than those of such person;

•	Liens on Principal Property existing at the time of acquisition thereof by us or a subsidiary of ours, or Liens thereon to secure the payment of all or any part of the purchase price thereof, or Liens on Principal Property to secure any Indebtedness incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

•	Liens on the Principal Property of a person existing at the time such person is merged into or consolidated with us or a subsidiary of ours or otherwise acquired by us or a subsidiary of ours or at the time of sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary of ours, provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and does not extend to any Property other than that of the person merged into or consolidated with us or a subsidiary of ours or such Property sold, leased or disposed;

•	Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving Principal Property subject to such Liens;

•	Liens in our favor or in favor of any of our subsidiaries; or

•	Liens consisting of deposits of Principal Property to secure (or in lieu of) safety, appeal or customs bonds in proceedings to which we or any of our subsidiaries is a party in the ordinary course of its business.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office and any manufacturing, assembly or test plant, distribution center, research facility, design facility, administrative facility, or sales and marketing facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any of our subsidiaries, unless such office, plant, center or facility has a value of less than $5.0 million or unless our board of directors or a committee thereof has determined in good faith that such office, plant, center or facility is not of material importance to the total business conducted by us and our subsidiaries taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control; or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies). If either Rating Agency is not providing a rating of the notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“Reference Treasury Dealer” means (a) each of Banc of America Securities LLC and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers) and their respective successors; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer; and (b) two (2) other nationally recognized investment banking firm selected by us that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third (3rd) Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” when used with respect to any security, means the date specified in such security as the fixed date on which the principal of such security or interest is due and payable.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis), computed as of the third (3rd) Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbb) as in effect on the date of the indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“U.S. Government Obligations” means securities which are (i) direct obligations of The United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled by and acting as an agency or instrumentality of The United Stated of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by The United States of America, and which in the case of (i) and (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book-Entry Delivery and Form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the global notes may not be exchanged for notes in certificated form (“certificated notes”) except in the limited circumstances described below. See “Description of the New Notes — Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note; or (2) ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the Participants with portions of the principal amount of the global notes; and

•	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, additional interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect

Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent by first-class mail to the addresses that appear on the register of noteholders maintained by the registrar.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as old notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the new notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary addresses investors who will hold the new notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each holder of old notes is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the new notes.

Exchange of old notes for new notes

An exchange of old notes for new notes pursuant to the exchange offers will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offers. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offers will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offers.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement we have agreed that, for a period up to the earlier of (i) 120 days from the date the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-trading or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for old notes pursuant to the exchange offers, and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co.

Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period ending on the earlier of (i) 120 days from the date on which the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will provide sufficient copies of the latest version of the prospectus to broker-dealers upon request. We have agreed to pay all expenses incident to the exchange offers other than agency fees and commissions and underwriting discounts and commissions and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with these exchange offers will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Broadcom Corporation as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements dated February 2, 2011, refers to Broadcom Corporation’s 2010 adoption of the provisions of FASB Accounting Standards Codification (ASC) Topic 605, Multiple-Deliverable Revenue Arrangements, and FASB ASC Topic 985, Certain Revenue Arrangements That Include Software Elements, and Broadcom Corporation’s 2009 adoption of FASB ASC Topic 805, Business Combinations.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

Under the terms of the indenture governing the notes, we will agree that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will file annual, quarterly and current reports and other information with the SEC. You may access these filings through the SEC’s Internet site at www.sec.gov. This site contains reports and other information that we will file electronically with the SEC. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov and through the “Investors” section of our website at www.broadcom.com. The information contained on or that can be accessed through the websites of Broadcom or its subsidiaries is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding old notes for new notes.

We are incorporating by reference into this prospectus certain information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC), after the date of this prospectus and prior to the earlier of the time we exchange all of the old notes for new notes and the termination of these exchange offers:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 2, 2011;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on March 18, 2011 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 2, 2011;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011; and

•	Current Reports on Form 8-K filed on January 21, 2011, February 4, 2011, February 10, 2011, March 21, 2011, March 23, 2011, March 25, 2011, May 9, 2011 and May 25, 2011.

You may request a copy of these filings and any exhibit specifically incorporated by reference in those documents at no cost, by writing or telephoning us at the following address:

Broadcom Corporation
5300 California Avenue
Irvine, California 92617-3038
Attn: General Counsel
Telephone: (949) 926-5000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Broadcom Corporation

Offer to Exchange

$300,000,000 aggregate principal amount of 1.500% Senior Notes due 2013
(CUSIPs 111320AA5 and U11086AA0)

for
$300,000,000 aggregate principal amount of 1.500% Senior Notes due 2013
(CUSIP 111320AB3)
that have been registered under the Securities Act of 1933, as amended

and
$400,000,000 aggregate principal amount of 2.375% Senior Notes due 2015
(CUSIPs 111320AC1 and U11086AB8)

for
$400,000,000 aggregate principal amount of 2.375% Senior Notes due 2015
(CUSIP 111320AD9)
that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

August 30, 2011